Exhibit 10.58

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is entered into by and between Anne H. McNamara (“Consultant”) and American Airlines, Inc., a Delaware corporation (the “Company”) as of the 1st day of February, 2003.

WHEREAS, Consultant is capable of performing certain services and the Company desires to have Consultant perform such services on its behalf.

NOW, THEREFORE, for and in consideration of the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Consultant agree as follows:

1.                                       Services to be Rendered; Term; Payment.  Consultant will provide consulting services at the Company’s request (the “Services”).   Unless earlier terminated in accordance with the terms of this Agreement, the Services will be provided for the period beginning February 1, 2003 and ending on April 30, 2003 (the “Term”).  Consultant shall have the right to take reasonable vacation time (not to exceed two periods of five business days each) during the Term and if she does, the Term shall be extended commensurately without additional compensation.  For the Services, Consultant will be paid a monthly fee in advance of $                   .   In addition, Consultant will receive the additional benefits set forth in Schedule A over the Term of the Agreement.

2.                                       Time Devoted by Consultant.  Consultant will perform the Services on a full-time basis.  Full-time is defined as efforts commensurate with that of elected officers of the Company.   Thereafter,  Consultant agrees to endeavor to be available for consultation upon reasonable request from the Company.

3.                                       Reimbursable Expenses/Other Expenditures.  The Company will reimburse Consultant for actual and reasonable miscellaneous expenses incurred by the Consultant in performing the Services, such expenses to include mailing, shipping, photocopying, long-distance telephone and facsimile.  The Company will also reimburse Consultant for travel and other reasonably related expenses incurred by Consultant in connection with the provision of Services, provided such travel and related expenses are approved by the Company in advance.   Consultant will submit to the Company a statement of expenses to be reimbursed, on a form satisfactory to the Company, stating in detail the nature of the expenditures and enclosing receipts or detail for same.  The Company agrees that the reimbursement procedure for Consultant will be reasonably similar to the procedure it employs for its elected officers, as such procedure may change over time.

4.                                       Independent Contractor; Nature of Services.  The Company and Consultant acknowledge and agree that Consultant is an independent contractor for, and not an employee of, the Company, and that Consultant will have no authority to bind, or to otherwise incur liability on behalf of, the Company.  Further, Consultant agrees that the Company is not responsible to collect or withhold federal, state or local taxes, including income tax and social security, and that any and all taxes imposed, assessed or levied as a result of this Agreement will be paid by Consultant (or, if paid by the Company, reimbursed by Consultant to the Company promptly upon demand).

5.                                       Confidentiality.  Consultant agrees that the existence of this Agreement and any information Consultant receives or reviews concerning the Company, including without limitation, any information concerning the Company’s past, present and future research, marketing, development, operations and business activities, is proprietary and confidential to the Company and Consultant will keep such information strictly confidential and will not disclose it to any third party or use it directly or indirectly for any purpose except the performance of this Agreement unless required by law.  Consultant agrees to return all such information and all compilations or summaries or synopses thereof (and all copies of all of the foregoing) in Consultant’s possession to the Company upon the termination of this Agreement.  Further, any records maintained by Consultant for the Company will be and will remain the property of the Company and, upon termination of this Agreement, Consultant will return such records (and all copies thereof) to the Company or will, if so requested by the Company, dispose of the same in accordance with the Company’s instructions.

6.                                       Work Made for Hire.  Title and sole and exclusive ownership of any invention, device, design or idea developed by Consultant while performing the Services, whether patentable or otherwise, will vest in the Company and Consultant agrees to take all necessary steps, and to execute all documents reasonably required by the Company, to effectuate the vesting of such title and ownership.  Any development, modification or translation by Consultant of copyrightable material will be considered a “work for hire” under the United States copyright laws, and the copyright in and to such material will belong to the Company.  To the extent the development, modification or translation may not be deemed a “work for hire”, Consultant will be deemed to have assigned all copyright rights therein to the Company, and Consultant will execute all documents required by the Company to effect such assignment.

Consultant will promptly provide the Company with copies of all developments, modifications or translations made by or for Consultant.

7.                                       Default. If either party to this Agreement defaults in the performance of any term or condition hereof, or does or permits anything to be done contrary to any term or condition hereof, and such default continues uncured for a period of ten (10) days following receipt of written notice thereof from the nondefaulting party to the defaulting party, then the nondefaulting party may terminate this Agreement immediately after giving written notice of such termination and may pursue any other remedies available at law or in equity.

8.                                       Indemnity. The Company hereby waives any claim, including without limitation, claims of malpractice or negligence with respect to Consultant’s performance of, or failure to perform, her duties hereunder.

The Company hereby agrees to indemnify and hold harmless Consultant from and against any and all claims, liabilities, losses, damages, judgments, penalties and expenses (including reasonable attorneys’ fees and litigation expenses), which may be imposed upon, incurred by or recovered from the Consultant as a direct or indirect result of either party’s performance of, or failure to perform, its obligations under this Agreement, or either party’s negligent or, in the case of the Company, its willful misconduct in its performance hereunder.

The Company acknowledges and agrees that this Agreement does not in any way release, modify or amend its obligations to Consultant with respect to indemnification and defense for the period she served as an elected officer of the Company.

9.                                       Right to Act as a Consultant.  The Company and Consultant agree to conduct all activities under this Agreement in compliance with all applicable laws and regulations.

Consultant agrees not to represent, advise, give advice to or otherwise consult with, any other travel related company or related entity without prior Company approval during the Term.  The Company will not unreasonably withhold such approval.  Consultant also agrees that if she represents, advises, gives advice to or otherwise consults with, any person, corporation, partnership or other entity during the Term she will notify the Company to whom the services are being provided.  In any such instance Consultant will be bound by the Confidentiality section previously outlined in this Agreement.

10.                                 Right to Audit.  Consultant will keep complete records and accounts from which may be determined the actual cost of expenses incurred under this Agreement.  Such records and accounts will be open for inspection, examination, audit and copying by the Company or its designated representatives at all reasonable times.  Consultant will keep and preserve all such records and accounts throughout the Term and for a period of one year after the termination of this Agreement.

11.                                 Assignment and Delegation.  Consultant may not assign this Agreement, in whole or in part, or delegate or subcontract any rights or duties hereunder, without the prior written consent of the Company.

12.                                 GOVERNING LAW.  THIS AGREEMENT WILL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE

STATE OF TEXAS WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.  THE PARTIES HERETO AGREE THAT THE PROPER FORUM FOR ANY ACTIONS BROUGHT HEREUNDER WILL BE IN THE DISTRICT COURT OF TARRANT COUNTY, TEXAS OR THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF TEXAS, FORT WORTH DIVISION.

                                                13.                                 Notices.  Unless otherwise provided herein, all notices or other communications hereunder will be in writing and will be deemed to have been received (i) when delivered personally by hand to the recipient or when transmitted by facsimile to the recipient (with telephonic confirmation by the sender to the recipient), (ii) one business day after mailing by overnight courier, (iii) three days after mailing by United States registered or certified first class mail (postage prepaid) or (iv) five days after mailing by United States first class mail (postage prepaid), to the parties at the following addresses (or at such other addresses as will be specified by notice in accordance with this section):

If to Consultant:	If to the Company:

Anne H. McNamara	American Airlines, Inc.
3510 Turtle Creek Blvd., #2D	4333 Amon Carter Blvd., MD5675
Dallas, TX 75219	Fort Worth, TX 76155
Facsimile: 214/526-7808	Facsimile: 817-967-4313
Attention: Corporate Secretary

14.                               Construction.  The parties acknowledge that this Agreement is the result of mutual negotiation.  Accordingly, this Agreement will not be construed against the party preparing and drafting it, but will be construed as if both parties jointly prepared and drafted it.  Any uncertainty or ambiguity will not be interpreted against either party by virtue of such party’s actual role in the preparation and drafting hereof.

15.                                 Termination.  This Agreement will terminate upon the expiration of the Term.  The termination of this Agreement will also cancel all Consultant benefits outlined in Schedule A of this Agreement as of the date of termination (subject to Consultant’s right to purchase certain equipment as described in Schedule A).

16.                                 Miscellaneous.  This Agreement constitutes the entire agreement between the parties relating to the subject matter hereof and supersedes any prior agreements and understandings, whether oral or written, between the parties.  No modification, amendment or change hereof will be effective or binding on any party unless set forth in a writing, duly executed by the parties.  The waiver by any party hereto of any requirement or obligation arising hereunder will not operate or be construed as a subsequent waiver thereof.  This Agreement will be binding upon and will inure to the benefit of the parties, their legal representatives, successors and assigns.  The headings in this Agreement are for purposes of reference only and will not limit or define the meaning hereof.  This Agreement may be executed in one or more counterparts, each of which will be an original but all of which will constitute one instrument.  If any provision contained in this Agreement will for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not invalidate this entire Agreement.  Such provision will be deemed to be modified to the extent necessary to render it valid and enforceable, and if no such modification will render it valid or enforceable, then this Agreement will be construed as if not containing such provision.

The parties have duly executed this Agreement as of the date first written above.

Consultant

By:
Anne H. McNamara

AMERICAN AIRLINES, INC.

By:
G. F. Kennedy
Senior Vice President and General Counsel